Exhibit 10.26

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of December 19, 2024 is made by and between ASCENT PARTNERS FUND LLC, a Delaware limited liability company (the “Investor”), and RESHAPE LIFESCIENCES INC., a Delaware corporation (the “Company”).

WHEREAS, the parties hereto desire that, upon the terms and subject to the conditions contained herein, the Company, upon the execution of this Agreement, shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to the lesser of (i) $5,000,000 in the aggregate gross purchase price of newly issued shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) (to the extent applicable) the Exchange Cap (as defined below);

WHEREAS, the Common Stock of the Company is listed for trading on The Nasdaq Stock Market LLC (“Nasdaq”); and

WHEREAS, the offer and sale of the shares of Common Stock issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and/or the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder.

NOW, THEREFORE, the parties hereto agree as follows:

Article I. Certain Definitions

Section 1.01 “Advance” shall mean any issuance and sale of Advance Shares from the Company to the Investor pursuant to Article II hereof.

Section 1.02 “Advance Date” shall mean the 1st Trading Day after expiration of the applicable Pricing Period for each Advance.

Section 1.03“Advance Notice” shall mean, as applicable, an Advance Notice in the form of Exhibit A attached hereto delivered to the Investor.

Section 1.04“Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(b) and 2.01(c), as applicable, of this Agreement) an Advance Notice to the Investor, subject to the terms of this Agreement.

Section 1.05“Advance Shares” shall mean the shares of Common Stock that the Company shall issue and sell to the Investor as requested by the Company pursuant to an Advance Notice.

Section 1.06“Agreement” shall have the meaning set forth in the preamble of this Agreement.

Section 1.07“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

Section 1.08“Average Price” shall mean a price per Share (rounded to the nearest tenth of a cent) equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Shares purchased pursuant to this Agreement by (ii) the aggregate number of Shares issued pursuant to this Agreement.

Section 1.09“Black Out Period” shall have the meaning set forth in Section 6.01(e).

Section 1.10“Closing” shall have the meaning set forth in Section 2.02.

Section 1.11“Commencement Irrevocable Transfer Agent Instructions” shall have the meaning set forth in Section 6.06.

Section 1.12“Commitment Amount” shall mean $5,000,000 of Common Stock, provided that, the Company shall not issue and sell any Common Stock pursuant to this Agreement and the Investor shall not purchase any Common Stock pursuant to this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of shares of Common Stock that would be issued pursuant to this Agreement would exceed 19.9% of the number of issued and outstanding shares of Common Stock as of the Effective Date calculated in accordance with the applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”) provided further that, the Exchange Cap will not apply (a) if the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market or (b) solely to the extent that (and only for so long as) the Average Price (including any sales covered by an Advance Notice that has been delivered prior to the determination of whether this clause (b) applies) equals or exceeds the lower of (i) the Nasdaq Official Closing Price (as reflected on nasdaq.com) immediately preceding the Effective Date; or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the Effective Date (the “Principal Market Limit Price”).  In connection with each Advance Notice, any portion of an Advance that would exceed the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice.

Section 1.13“Commitment Pre-Funded Warrants” shall have the meaning set forth in Section 12.05.

Section 1.14“Commitment Pre-Funded Warrant Shares” shall have the meaning set forth in Section 12.05.

Section 1.15“Commitment Shares” shall have the meaning set forth in Section 12.05.

Section 1.16“Commitment Period” shall mean the period commencing on the Effective Date and expiring upon the date of termination of this Agreement in accordance with Section 10.01.

Section 1.17“Common Stock” shall have the meaning set forth in recitals of this Agreement.

Section 1.18“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

Section 1.19“Company” shall have the meaning set forth in the preamble of this Agreement.

Section 1.20“Condition Satisfaction Date” shall have the meaning set forth in Section 7.01.

Section 1.21“Daily Traded Value” shall mean an amount equal to the product of (a) the daily trading volume of the Common Stock on the Principal Market during regular trading hours as reported by Bloomberg L.P., and (b) the VWAP for the applicable Trading Day.

Section 1.22“DWAC Shares” shall mean shares of Common Stock issued pursuant to this Agreement that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale and without stop transfer instructions maintained against the transfer thereof, and (iii) timely credited by the Company to the Investor’s or its designee’s specified Deposit/Withdrawal at Custodian (DWAC) account with DTC under its Fast Automated Securities Transfer (FAST) Program, or any similar program hereafter adopted by DTC performing substantially the same function.

Section 1.23“Effective Date” shall mean the sixth (6th) Trading Day following the date the SEC declares the Registration Statement to be effective.

Section 1.24“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.25“Exchange Cap” shall have the meaning set forth in the definition of “Commitment Amount.”

Section 1.26“Floor Price” means $3.00, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split or other similar transaction and, effective upon the consummation of any such reorganization, recapitalization, non-cash dividend, share split or other similar transaction, the Floor Price shall mean the lower of (i) the adjusted price and (ii) $3.00.

Section 1.27“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied consistently throughout the periods referenced and consistently with (a) the principles and standards set forth in the opinions and pronouncements of the Financial

Accounting Standards Board or any successor entity, (b) to the extent consistent with such principles, generally accepted industry practices and (c) to the extent consistent with such principles and practices, the past practices of the Company as reflected in its financial statements disclosed in SEC Documents.

Section 1.28“Indemnified Liabilities” shall have the meaning set forth in Section 5.01.

Section 1.29“Initial Commitment Shares” shall have the meaning set forth in Section 12.05.

Section 1.30“Investor” shall have the meaning set forth in the preamble of this Agreement.

Section 1.31“Investor Indemnitees” shall have the meaning set forth in Section 5.01.

Section 1.32 “Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or financial condition  of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

Section 1.33“Material Outside Event” shall have the meaning set forth in Section 6.08.

Section 1.34“Maximum Advance Amount” in respect of each Advance Notice means (a) if the Advance Notice is received prior to 9:00 a.m. Eastern Time on a Trading Day, the lesser of: (i) an amount equal to twelve and one half percent (12.5%) of the average Daily Traded Value for the ten (10) Trading Days immediately preceding an Advance Notice and (ii) $500,000, or (b) if the Advance Notice is received at or after 9:00 a.m. Eastern Time on a Trading Day, the lesser of: (i) an amount equal to seven and one half percent (7.5%) of the average Daily Traded Value for the ten (10) Trading Days immediately preceding an Advance Notice and (ii) $250,000. This amount can be increased at the sole option of the Investor, per each Advance Notice.

Section 1.35“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 8, 2024, by and among the Company, Vyome Therapeutics, Inc. and Raider Lifesciences Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, as amended.

Section 1.36“Nasdaq” shall have the meaning set forth in recitals of this Agreement.

Section 1.37“NYSE” shall mean The New York Stock Exchange.

Section 1.38“OFAC” shall have the meaning set forth in Section 4.28.

Section 1.39“Ownership Limitation” shall have the meaning set forth in Section 2.01(c)(i).

Section 1.40“Payment Adjustment” shall have the meaning set forth in Section 2.06.

Section 1.41“Permitted Liens” shall mean (i) statutory or common law liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen or construction contractors and other similar liens that arise in the ordinary course of business and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate actions, (ii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) liens for utilities, taxes, assessments or other governmental charges (including, without limitation, water and sewer charges) which are not yet delinquent or being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (iv) liens, encumbrances and restrictions on real property (including mortgages, easements, defects or imperfections of title, encroachments, conditions, covenants, licenses, rights of way and similar restrictions of record or that would be shown by a current title report or similar report or listing of such real property) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (v) with respect to any leased real property (A) the interests and rights of the respective lessors under the terms of the leases with respect thereto, including any statutory landlord liens and any lien thereon and (B) any liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, rights of way and similar restrictions of record) touching and concerning the land of which the leased real property is a part that do not materially interfere with the present uses of such leased real property, (vi) with respect to any leased real property, zoning, building, subdivision, entitlement and other land use and environmental regulations promulgated by any governmental authority, (vii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business or (viii) liens pursuant to the Senior Secured Convertible Promissory Note, dated October 16, 2024, between the Company and the Investor and the Security Agreement entered into in connection therewith and any Permitted Liens as defined therein.

Section 1.42“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.43“Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

Section 1.44“Pricing Period” shall mean the Trading Day commencing on the Advance Notice Date.

Section 1.45“Principal Market” shall mean Nasdaq; provided however, that in the event the Common Stock is ever listed or traded on the Nasdaq Global Select Market, the Nasdaq Capital Market, NYSE or NYSE American then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded to the extent such other market or exchange is the principal trading  market or exchange for the Common Stock.

Section 1.46“Proceeding” against a Person means an action, suit, litigation, arbitration, investigation, complaint, dispute, contest, hearing, inquiry, inquest, audit, examination or other proceeding threatened or pending against, affecting or purporting to affect such Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or governmental authority.

Section 1.47“Prospectus” shall mean any prospectus (including, without limitation, all amendments and supplements thereto) used by the Company in connection with a Registration Statement.

Section 1.48“Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, including, without limitation, any prospectus supplement to be filed in accordance with Section 6.01 hereof.

Section 1.49“Purchase Price” shall mean the price per Advance Share obtained by multiplying (a) the VWAP on the Trading Day immediately prior to submission of an Advance Notice by (b) 93%.

Section 1.50“Registrable Securities” shall mean (i) the Shares, and (ii) any securities issued or issuable with respect to any Shares by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

Section 1.51“Registration Limitation” shall have the meaning set forth in Section 2.01(d)(ii)

Section 1.52“Registration Statement” shall mean a registration statement on Form S-1 or Form S-3 or on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the registration of the resale by the Investor of the Registrable Securities under the Securities Act, which registration statement provides for the resale from time to time of the Shares as provided herein.

Section 1.53“Restricted Period” shall have the meaning set forth in Section 6.17.

Section 1.54“Restricted Person” shall have the meaning set forth in Section 6.17.

Section 1.55“Sanctions” shall have the meaning set forth in Section 4.28.

Section 1.56“Sanctioned Countries” shall have the meaning set forth in Section 4.28.

Section 1.57“SEC” shall mean the U.S. Securities and Exchange Commission.

Section 1.58“SEC Documents” shall have the meaning set forth in Section 4.05.

Section 1.59“Securities Act” shall have the meaning set forth in the recitals of this Agreement.

Section 1.60“Shares” shall mean the Initial Commitment Shares, the Commitment Pre-Funded Warrant Shares and the shares of Common Stock to be issued from time to time hereunder pursuant to an Advance.

Section 1.61“Stockholder Approval” shall mean such approval from the stockholders of the Company as may be required by the applicable rules of the Principal Market (or any successor entity) to enable the Company to issue such number of shares of Common Stock in excess of the Exchange Cap as may be necessary for the Company to receive aggregate gross proceeds equal to $5,000,000 from the sale of Shares to the Investor pursuant to Advance Notices that may be effected by the Company, in its discretion, from time to time during the Commitment Period pursuant to this Agreement.

Section 1.62“Stockholder Meeting” shall have the meaning assigned to such term in Section 6.23.

Section 1.63“Subsidiaries” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

Section 1.64 “Trading Day” shall mean any day during which the Principal Market shall be open for business.

Section 1.65“Transaction Documents” shall have the meaning set forth in Section 4.02.

Section 1.66“VWAP” shall mean for any Trading Day, the daily volume weighted average price of the Common Stock for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

Article II. Advances

Section 2.01Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Company, at its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall purchase from the Company, Advance Shares by the delivery to the Investor from time to time of an Advance Notice on the following terms:

(a)

Advance Notice.  At any time during the Commitment Period the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Section 7.01, and in accordance with the following provisions:

(i)	The Company shall, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount (in the aggregate for all such Advance Shares sold hereunder), it desires to issue and sell to the Investor in each Advance Notice and the time it desires to deliver each Advance Notice and the Pricing Period to be used.

(ii)	There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.
(iii)	Investor shall have the right but not the obligation to purchase Shares at the Floor Price if the VWAP on an Advance Notice Date is less than the Floor Price.
(b)

Date of Delivery of an Advance Notice. An Advance Notice shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A attached hereto and which must be received by the Investor by 9:30 a.m. Eastern Time on a Trading Day. Advance Notices can be submitted no more than once per any given calendar week, unless otherwise mutually agreed upon by the Investor and the Company in writing. Subject to the preceding sentence, and subject to the satisfaction of the conditions under this Agreement, the Company may deliver Advance Notices from time to time, provided that it delivered all shares relating to all prior Advance Notices.

(c)

Advance Limitations. Regardless of the number of Advance Shares requested by the Company in the Advance Notice, the final number of Shares to be issued and sold pursuant to an Advance Notice shall be reduced (if at all) in accordance with each of the following limitations:

(i)

Ownership Limitation; Commitment Amount. At the request of the Company, the Investor shall (within one business day of such request) inform the Company of the amount of Common Stock the Investor then beneficially owns.  Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and shall not purchase or acquire, any shares of Common Stock under this Agreement which, when aggregated with all other shares of Common Stock beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates (on an aggregated basis) to exceed 9.99% of the then outstanding voting power or number of shares of Common Stock (the “Ownership Limitation”). The Investor may, upon written notice to the Company, increase or decrease the Ownership Limitation, provided that (a) the Ownership Limitation shall in no event exceed 9.99% of the then outstanding voting power or number of shares of Common Stock and (b) any increase in the Ownership Limitation will not be effective until the 61st day after such written notice is delivered to the Company. Upon the written request of the Investor, the Company shall promptly (but no later than one business day after the next business day on which the transfer agent for the Common Stock is open for business) confirm orally or by email or other writing to the Investor the number of shares of Common Stock then outstanding. In connection with each Advance Notice delivered by the Company, any portion of the number of Advance Shares that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder (excluding, for the avoidance of doubt, the Initial Commitment Shares and the Commitment Pre-Funded Warrant Shares) to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the number of Advance Shares requested by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, Investor will promptly notify the Company of such event.

(ii)

Registration Limitation and Exchange Cap. In no event shall an Advance exceed the amount registered under the Registration Statement then in effect (the “Registration Limitation”) or the Exchange Cap, to the extent applicable. In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation or the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice; provided that in the event of any such automatic withdrawal and automatic modification, Investor will promptly notify the Company of such event.

(d)

Unconditional Contract. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Advance Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to Section 6.08, the Investor may sell Common Stock during the Pricing Period.

Section 2.02Closings. The closing of each Advance and each sale and purchase of Advance Shares (each, a “Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below.  The parties acknowledge that the Purchase Price is not known at the time the Advance Notice is delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing based on the daily prices of the Common Stock that are the inputs to the determination of the Purchase Price as set forth further below. At the end of each Pricing Period the Company will deliver the shares sold to the Investor against payment of the Purchase Price by the Investor to the Company’s designated account by wire transfer of immediately available funds. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

(a)

On or promptly after the first Advance Date (and, in any event, not later than one Trading Day thereafter), the Company will deliver a number of shares of Common Stock equal to the Commitment Shares as DWAC Shares. Once such shares are delivered, the Company may instruct its transfer agent to cancel the book-entry certificate(s) with respect to the Commitment Shares.

(b)

On or promptly after the Advance Date with respect to each Advance (and, in any event, not later than one Trading Day thereafter), the Company will deliver such number of Advance Shares to be purchased by the Investor (as set forth in the Advance Notice) as DWAC Shares and notify the Investor of such delivery. Promptly upon (and in any event within one Trading Day after) receipt of such notification, the Investor shall pay to the Company the aggregate purchase price of the Advance Shares in cash in immediately available funds to an account designated by the Company by email or other writing and transmit notification to the Company that such funds transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares. The shares of Common Stock will not bear any restrictive legends so long as there is an effective Registration Statement covering the resale of such shares of Common Stock (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such shares of Common Stock pursuant to the Plan of Distribution set forth in the Prospectus included in the Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(c)

On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(d)

Notwithstanding anything to the contrary in this Agreement, if on any day during the Pricing Period (i) the Company notifies Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the parties agree that the pending Advance shall end and the final number of Advance Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of shares of Common Stock sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.

Section 2.03Hardship.

(a)

In the event the Investor sells Common Stock after receipt of an Advance Notice and the Company fails to perform its obligations as mandated in Section 2.02, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

(b)

In the event the Company provides an Advance Notice and the Investor fails to perform its obligations as mandated in Section 2.02, the Investor agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Company is entitled at law or in equity, including, without limitation, specific performance, it will hold the Company harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Investor and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

(c)

The Company acknowledges that failure to issue and deliver the Advance Shares to the Investor within two Trading Days of the issuance of an Advance Notice or failure to have any restrictive legends removed from any Advance Shares after provided with proper representations from the Investor will cause definable financial hardship to the Investor and be considered a breach of this Agreement.

Section 2.04Completion of Resale Pursuant to the Registration Statement.  After the Investor has purchased the full Commitment Amount and has completed the subsequent resale of the full Commitment Amount pursuant to the Registration Statement, Investor will notify the Company by email or other writing that all subsequent resales are completed and the Company will be under no further obligation to maintain the effectiveness of the Registration Statement.  Additionally, provided the Investor does not hold any Advance Shares, the Company shall have no further obligation to maintain the effectiveness of any Registration Statement after the 180th day following the earlier to occur of the latest Closing that has occurred and the termination of this Agreement in accordance with its terms.

Section 2.05[Reserved].

Section 2.06. Payment Adjustment. The Company agrees to make a payment adjustment (a “Payment Adjustment”) to Investor for any difference in the Purchase Price and the price (the “After Price”) equal to 93% of the lowest daily VWAP in the four (4) Trading Days (the “After

Period”) after the Advance Notice Date, but only if such price is lower than the Purchase Price and which shall be paid to the Investor by the Company in shares of Common Stock.  The form of settlement document to be used in connection with a Payment Adjustment is set forth in Exhibit B attached hereto. In the event that the After Price is lower than the Purchase Price, the Company will deliver, as DWAC Shares, a number of shares of Common Stock equal to the Payment Adjustment calculated pursuant to Exhibit B within the two Trading Days after the last Trading Day in the After Period.

Article III. Representations and Warranties of Investor

The Investor represents and warrants to the Company, as of the date hereof, as of each Advance Notice Date and each Advance Date that:

Section 3.01Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to purchase or acquire Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no further consent or authorization by the Investor or its members. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 3.02Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Stock of the Company and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 3.03No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Stock hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

Section 3.04Investment Purpose. The Investor is acquiring the Common Stock for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, in violation of the Securities Act or any applicable state securities laws; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any Prospectus contained therein.

Section 3.05Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement.  The Investor understands that its investment involves a high degree of risk.  The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.

Section 3.06General Solicitation.  Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising  in connection with any offer or sale of the Common Stock by the Investor.  The Investor is not purchasing or acquiring the Shares as a result of any form of general solicitation or general advertising in connection with any offer or sale of the Common Stock.

Section 3.07No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not and shall not (i) result in a violation of such Investor’s applicable organizational instruments, (ii) conflict with, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party or is bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or by which any of its properties or assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with, in any material respect, the ability of the Investor to enter into and perform its obligations under this Agreement.

Section 3.08 Reliance on Exemptions. The Investor understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.

Section 3.09No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passes upon or endorsed the merits of the offering of the Shares.

Section 3.10Resale of Shares. The Investor represents, warrants and covenants that it will resell the Shares only (a) pursuant to a Registration Statement in which the resale of such Shares is registered under the Securities Act, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable U.S. federal and state securities laws, rules and regulations, including, without limitation, any applicable prospectus delivery requirements of the Securities Act, or (b) pursuant to an exemption from registration under the Securities Act, if available, subject to the Investor’s compliance with Applicable Laws.

Section 3.11Availability of Funds. The Investor has sufficient cash available to enable it to pay the full Commitment Amount pursuant to the terms of the Agreement and to make all other necessary payments by it in connection with the transactions contemplated hereby.

Article IV. Representations and Warranties of the Company

Except as set forth in the SEC Documents, the Company represents and warrants to the Investor that on each Advance Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date), that:

Section 4.01Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly organized and validly existing under the laws of their respective jurisdiction of organization, and has the requisite power and authority to own its properties and to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.02Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Common Stock in accordance with the terms hereof and thereof. Other than any stockholder approval required for any issuance of the Common Stock exceeding the Exchange Cap hereunder, the execution and delivery by the

Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Stock) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its stockholders.  This Agreement and the other Transaction Documents to which the Company is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

Section 4.03Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and are registered pursuant to Section 12 of the Exchange Act. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus. An aggregate of 2,500,000 shares of Common Stock have been duly authorized and reserved by the Company for issuance and sale to the Investor as Shares pursuant to Advance Notices under this Agreement.

Section 4.04No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Stock) will not (i) result in a violation of the certificate of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its

Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

Section 4.05SEC Documents; Financial Statements. The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, and all registration statements filed by the Company under the Securities Act (including any Registration Statements filed hereunder), being hereinafter referred to as the “SEC Documents”). The Company has delivered or made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates (or, with respect to any filing that has been amended or superseded, the date of such amendment or superseding filing), the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.06Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the SEC Documents, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated statements of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with  GAAP applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (iii) such adjustments which are not material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries contained or incorporated by reference in the SEC Documents are accurately and fairly presented in all material respects and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; and the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto).

Section 4.07Registration Statement and Prospectus. Each Registration Statement and the offer and sale of Shares as contemplated hereby, if and when filed, will meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that were filed with the SEC on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Closing and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement and the Prospectus to which the Investor has consented.

Section 4.08No Misstatement or Omission. Each Registration Statement, when it became or becomes effective, and any Prospectus, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. At each Advance Date, the Registration Statement, and the Prospectus, each as of such date, will conform in all material respects with the requirements of the Securities Act. Each Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.

Section 4.09Conformity with Securities Act and Exchange Act. Each Registration Statement, each Prospectus, or any amendment or supplement thereto, and the documents incorporated by reference in each Registration Statement, Prospectus or any amendment or supplement thereto, when such documents were or are filed with the SEC under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

Section 4.10Equity Capitalization.  On the Effective Date, the authorized share capital of the Company shall be provided to the Investor as a supplement hereto prior to the completion of the Effective Date. The Common Stock is and will be registered pursuant to Section 12(b) of the Exchange Act and will be listed on the Principal Market under the trading symbol “RSLS” on the Effective Date. The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Principal Market, nor has the Company received any notification that the SEC or the Principal Market is contemplating terminating such registration or listing.

Section 4.11Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no material claim, action or proceeding (a) except as set forth in the SEC Documents, being made or (b) being brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, in each case, except as would not cause a Material Adverse Effect.

Section 4.12Employee Relations. Neither the Company nor, to the Company’s knowledge, any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.

Section 4.13[Reserved].

Section 4.14Title. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) have indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than (x) such as are not material to the business of the Company or (y) Permitted Liens. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Section 4.15Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 4.16Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor, to the Company’s knowledge, any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.

Section 4.17Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.

Section 4.18Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 4.19General Solicitation.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising in connection with any offer or sale of the Common Stock.

Section 4.20Tax Status.  Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as would not have a Material Adverse Effect, the Company has not received written notification of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.

Section 4.21Certain Transactions. Except as not required to be disclosed pursuant to Applicable Laws, none of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 4.22Rights of First Refusal. The Company is not obligated to offer the Common Stock offered hereunder on a right of first refusal basis to any third parties including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties.

Section 4.23Dilution. The Company is aware and acknowledges that issuance of Common Stock hereunder could cause dilution to existing stockholders and could significantly increase the outstanding number of Common Stock.

Section 4.24Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if the Registration Statement is not effective or if any issuances of Common Stock pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledges and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.   Furthermore notwithstanding Section 3.08 the Company acknowledges and agrees that (a) the Investor may engage in the trading of options with respect to the Common Stock, (b) upon receipt of an Advance Notice the Investor has the right to sell (i) the Shares to be issued to the Investor pursuant to the Advance Notice prior to receiving such Shares, or (ii) other Common Stock sold by the Company to Investor pursuant to this Agreement and which the Investor has continuously held as a long position.

Section 4.25Finder’s Fees. Except for fees payable to Maxim Group LLC, neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

Section 4.26Relationship of the Parties. Neither the Company, nor any of its Subsidiaries, affiliates, nor to the actual knowledge of the Company, any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its subsidiaries, or, to the actual knowledge of the Company, any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.

Section 4.27Compliance with Laws. The Company and each of its Subsidiaries are in compliance in all material respects with Applicable Laws; to the knowledge of the Company, the Company has not received a written notice of non-compliance, nor knows of facts that any director, or officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary has, not complied with Applicable Laws, in each case that would have a Material Adverse Effect.

Section 4.28Sanctions Matters.  Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer or controlled affiliate of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, or His Majesty’s Treasury,  including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea region, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the sale of Advance Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating any activities or business of or with any Person that, at the time of such funding or facilitation, is the subject of Sanctions or in a Sanctioned Country in violation of Sanctions, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past three years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, that at the time of the dealing or transaction is or was the subject of Sanctions or was in a Sanctioned Country in violation of Sanctions.

Article V. Indemnification

The Investor and the Company hereby agree to the following with respect to itself:

Section 5.01Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its affiliates, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable and documented attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated

therein or necessary to make the statements therein not misleading in the case of a prospectus or supplement thereto, in light of the circumstances under which they were made; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

Section 5.02Notice of Claim. Promptly after receipt by an Investor Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee; provided, however, that an Investor Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received, and payment therefor is due.

Section 5.03Remedies. The remedies provided for in this Article V are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article V shall survive expiration or termination of this Agreement.

Article VI.

Covenants

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period:

Section 6.01Registration Rights.

(a)

Filing of a Registration Statement. The Company shall use commercially reasonable efforts to prepare and file with the SEC a Registration Statement, or multiple Registration Statements for the resale by the Investor of the Registrable Securities. The Company shall file a registration statement within 15 days following the date hereof and shall use commercially reasonable efforts to have such registration statement declared effective within 30 days of such filing. The Company shall use commercially reasonable efforts to continuously maintain the effectiveness of the Registration Statement until all of the Registrable Securities have been sold or may be sold without restriction pursuant to Rule 144. A resale registration statement registering the resale of the Shares to be issued to the Investor pursuant to Advances under this Agreement shall be effective before the Company may begin giving Advance Notices.

(b)

Maintaining a Registration Statement. The Company shall use commercially reasonable efforts to maintain the effectiveness of any Registration Statement with respect to the Shares that has been declared effective at all times during the Commitment Period, provided, however, that if the Company has received notification pursuant to Section 2.04 that the Investor has completed resales pursuant to the Registration Statement for the full Commitment Amount, then the Company shall be under  no further obligation to maintain the effectiveness of the Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Stock shall cease to be authorized for listing on the Principal Market, or (iii) the Common Stock cease to be registered under Section 12(b) or Section 12(g) of the Exchange Act or (iv) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act.

(c)

Filing Procedures. The Company shall (A) permit counsel to the Investor an opportunity to review and comment upon (i) each Registration Statement prior to its filing with the SEC and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the Prospectus contained therein) (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any similar or successor reports or Prospectus Supplements the contents of which is limited to that set forth in such reports) within a reasonable number of days prior to their filing with the SEC, and (B) shall reasonably consider any comments of the Investor and its counsel on any such Registration Statement or amendment or supplement thereto or to any Prospectus contained therein. The Company shall promptly furnish to the Investor, without charge, to the extent permitted by Applicable Laws, (i) electronic copies of any correspondence from the SEC or the Staff to the Company or its representatives relating to each Registration Statement (which correspondence shall be redacted to exclude any material, non-public information regarding the Company or any of its Subsidiaries), (ii) after the same is prepared and filed with the SEC, one (1) electronic copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, and all exhibits and (iii) upon the effectiveness of each Registration Statement, one (1) electronic copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto; provided, however, the Company shall not be required to furnish any document to the extent such document is available on EDGAR).

(d)

Amendments and Other Filings. The Company shall use commercially reasonable efforts to (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Commitment Period, and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Securities Act; (iii) provide the Investor copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may redact any information contained therein which would constitute material non-public information, and (iv) comply with the provisions of the Securities Act with respect to the Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 6.01(d) by reason of the Company’s filing a report on Form 10-K, Form 10-Q, or Form 8-K or any analogous report under the Exchange Act, provided, that such report is not automatically incorporated by reference into the applicable Registration Statement, the Company shall use commercially reasonable efforts to file such report in a prospectus supplement filed pursuant to Rule 424 promulgated under the Securities Act to incorporate such filing into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC either on the day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement, if feasible, or otherwise promptly thereafter.

(e)

Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Common Stock covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Common Stock for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its certificate of incorporation or bylaws or any other organizational documents of the Company or any of its Subsidiaries, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.01, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Common Stock for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual written notice of the initiation or threat of any proceeding for such purpose.

Section 6.02Suspension of Registration Statement.

(a)

Establishment of a Black Out Period.  During the Commitment Period, the Company from time to time may suspend the use of the Registration Statement by written notice to the Investor in the event that the Company determines in its sole discretion in good faith that such suspension is necessary to (A) delay the disclosure of material nonpublic information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the Registration Statement or Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Black Out Period”).

(b)

No Sales by Investor During the Black Out Period.  During such Black Out Period, the Investor agrees not to sell any Common Stock of the Company pursuant to such Registration Statement, but may sell Common Stock pursuant to an exemption from registration, if available, subject to the Investor’s compliance with Applicable Laws.

(c)

Limitations on the Black Out Period.  The Company shall not impose any Black Out Period that is longer than 90 consecutive days (or 120 days in any calendar year) or in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Company may impose on transfers of the Company’s equity securities by its directors and senior executive officers. In addition, the Company shall not deliver any Advance Notice during any Black Out Period. If the public announcement of such material, nonpublic information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and the Company shall immediately notify the Investor of the termination of the Black Out Period.

Section 6.03Listing of Common Stock. As of each Advance Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.

Section 6.04Opinion of Counsel. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

Section 6.05Exchange Act Registration. The Company will use commercially reasonable efforts to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 6.06Transfer Agent Instructions. For any time while there is a Registration Statement in effect for this transaction, the Company shall (if required by the transfer agent for the Common Stock) cause legal counsel for the Company to deliver to the transfer agent for the Common Stock (with a copy to the Investor) instructions to issue Common Stock to the Investor free of restrictive legends upon each Advance if the delivery of such instructions are consistent with Applicable Law. On the effective date of the initial Registration Statement, the Company shall deliver or cause to be delivered to its transfer agent (and thereafter, shall deliver or cause to be delivered to any subsequent transfer agent of the Company) irrevocable instructions executed by the Company and acknowledged in writing by the Company’s transfer agent (the “Commencement Irrevocable Transfer Agent Instructions”) directing the Company’s transfer agent to issue to the Investor or its designee all of the Shares (including the Initial Commitment Shares and Commitment Pre-Funded Warrant Shares) included in the Registration Statement as DWAC Shares in accordance with this

Agreement. With respect to any post-effective amendment to the initial Registration Statement, any new Registration Statement or any post-effective amendment to any new Registration Statement, in each case declared effective by the SEC after the effective date of the initial Registration Statement, the Company shall deliver or cause to be delivered to its transfer agent (and thereafter, shall deliver or cause to be delivered to any subsequent transfer agent of the Company) irrevocable instructions in the form substantially similar to the Commencement Irrevocable Transfer Agent Instructions executed by the Company and acknowledged in writing by the Company’s transfer agent to issue the Registrable Securities included therein as DWAC Shares in accordance with the terms of this Agreement.

Section 6.07Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period.

Section 6.08Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. During the Commitment Period, the Company will promptly notify the Investor, and confirm by email or other writing, promptly following its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus relating to an offering of Common Stock (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Stock for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law, and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus; (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required under Applicable Law; (vi) the Common Stock shall cease to be authorized for listing on the Principal Market; or (vii) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Shares pursuant to any pending Advance

Notice (other than as required pursuant to Section 2.02(d)), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (vii), inclusive, a “Material Outside Event”).

Section 6.09Consolidation. If an Advance Notice has been delivered to the Investor, then the Company shall not effect any consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity before the transaction contemplated in such Advance Notice has been closed in accordance with Section 2.02 hereof, and all Shares in connection with such Advance have been received by the Investor.

Section 6.10Issuance of the Company’s Common Stock. The issuance and sale of the Common Stock hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law.

Section 6.11Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors, (iv) the fees and disbursements of Investor’s counsel, (v) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (vi) the printing and delivery of copies of any prospectus and any amendments or supplements thereto reasonably requested by the Investor, (vii) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, and (viii) filing fees of the SEC and the Principal Market.

Section 6.12Securities Laws Disclosure; Publicity. The Company shall file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act. From and after such Current Report on Form 8-K is filed with the SEC, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the filing of such Current Report on Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or affiliates on the one hand, and the Investor or any of its affiliates on the other hand, shall terminate. The Company and the Investor shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor the Investor shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Investor, or without the prior consent of the Investor, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor, or include the name of the Investor in any filing with the SEC or any regulatory agency or Principal Market, without the prior written consent of the Investor, except (a) as required by federal securities law in connection with the filing of final Transaction Documents with the SEC and (b) to the extent such disclosure is required by law or Principal Market or Financial Industry Regulatory Authority regulations, in which case the Company shall provide the Investor with prior notice of such disclosure permitted under this clause (b).

Section 6.13Advance Notice Limitation. The Company shall not deliver an Advance Notice if a stockholder meeting or corporate action date, or the record date for any stockholder meeting or any corporate action, would fall during the period beginning one (1) Trading Day prior to the date of delivery of such Advance Notice and ending one (1) Trading Day following the Closing of such Advance.

Section 6.14Use of Proceeds.  The proceeds from the sale of the Shares by the Company to Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to this Agreement.

Section 6.15Market Activities. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or controlling persons will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Stock or (ii) sell, bid for, or purchase Common Stock in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Shares.

Section 6.16Trading Information. Upon the Company’s request, the Investor agrees to provide the Company with trading reports setting forth the number and average sales prices of Common Stock sold by the Investor during the prior trading week.

Section 6.17Selling Restrictions. Except as expressly set forth above in Section 4.24 and below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 10.01 (the “Restricted Period”), none of the Investor any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, (i) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) engage in any hedging transaction, which establishes a net short position with respect to any securities of the Company (including the Common Stock), with respect to each of clauses (i) and (ii) hereof, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any

Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Shares; or (2) selling a number of shares of Common Stock equal to the number of Advance Shares that such Restricted Person is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from the Company or the transfer agent pursuant to this Agreement.

Section 6.18Assignment. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned to any other Person.

Section 6.19Non-Public Information. The Company covenants and agrees that, other than as expressly required by Section 6.08 hereof, or, with the Investor’s consent pursuant to Section 6.12, it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information (as determined under the Securities Act, the Exchange Act, or the rules and regulations of the SEC) to the Investor, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Investor with the opportunity to accept or refuse to accept such material non-public information for review. Unless specifically agreed to in writing, in no event shall the Investor have a duty of confidentiality, or be deemed to have agreed to maintain information in confidence, with respect to the delivery of any Advance Notices.

Section 6.20Lock-Up Agreements. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor shall have received, from the directors and officers of the Company, executed Lock-Up Agreements in the form of Exhibit C attached hereto (the “Lock-Up Agreements”).

Section 6.21Subsequent Equity Sales. From the date hereof until the termination of this Agreement in accordance with its terms, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock, Common Stock Equivalents or any indenture, loan or debt instruments to any officer, director, employee, 5% or more stockholders of the Company or an affiliate of any of the forgoing Persons other than (A) pursuant to an equity incentive plan approved by the board of the directors and stockholders of the Company, (B) in connection with a bona-fide capital-raising transaction, (C) in connection with any financing deemed necessary by the Company in order to satisfy the continued listing requirements of the Principal Market, or (D) pursuant to the Amendment to Employment Agreement, effective as of July 8, 2024, between the Company and Paul F. Hickey, the Company’s President and Chief Executive Officer, (ii) file any registration statement or any amendment or supplement with respect thereto, other than (A) pursuant to this Agreement, (B) the filing of a registration statement on Form S-8 in connection with any equity incentive plan, or (C) the filing of a registration statement in connection with any registration rights obligations of the Company in existence prior to the date hereof, or (iii) be engaged in any “at the market offering” and “equity line of credit” transaction or sell any shares of Common Stock or Common Stock Equivalents in connection with any such transaction other than pursuant to this Agreement.

Section 6.22Nasdaq LAS.  The Company shall notify the SEC and the Principal Market, if and as applicable, in accordance with their respective rules and regulations, of the transactions contemplated by the Transaction Documents, and shall take all necessary action, undertake all proceedings and obtain all registrations, permits, consents and approvals for the legal and valid issuance of the Shares to the Investor in accordance with the terms of the Transaction Documents, as applicable (including, without limitation, the submission of a Listing of Additional Shares Notification Form covering the Shares to the Principal Market prior to the date hereof).

Section 6.23Stockholder Approval. The Company shall hold a special meeting of its stockholders at the earliest reasonably practical date after the date of this Agreement, but in no event later than the date of the special meeting to be held in connection with the Merger Agreement, for the purpose of, among other things, obtaining the Stockholder Approval (the “Stockholder Meeting”), with the recommendation of the Company’s board of directors that such proposal for the Stockholder Approval be approved by the Company’s stockholders at the Stockholder Meeting, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal for the Stockholder Approval at the Stockholder Meeting. The Company shall use its reasonable best efforts to obtain the Stockholder Approval at the Stockholder Meeting. If the Company does not obtain the Stockholder Approval at the first Stockholder Meeting required to be convened pursuant to this Section 6.23, the Company shall convene a special (or annual) meeting of the Company’s stockholders at least every three (3) months thereafter to seek the Stockholder Approval until the earlier of (i) the date on which the Stockholder Approval is obtained and (ii) the termination of this Agreement in accordance with Article X.

Article VII.

Conditions for Delivery of Advance Notice

Section 7.01Conditions Precedent to the Right of the Company to Deliver an Advance Notice. The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance are subject to the satisfaction or waiver, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:

(a)

Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct as of each Advance Notice Date (other than representations and warranties that are made as of another date, which shall be true and correct as of such other date) and there shall not have been any breach of the Company’s representations and warranties or covenants contained in this Agreement or any related agreements with the Investor.

(b)

Registration of the Common Stock with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the Prospectus thereunder to resell the Initial Commitment Shares, the Commitment Pre-Funded Warrant Shares and all of the shares of Common Stock issuable pursuant to such Advance Notice. The

Company shall have filed with the SEC all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date or such shorter period during which the Company shall have been subject to such requirements.

(c)

Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Common Stock issuable pursuant to such Advance Notice, or shall have the availability of exemptions therefrom. The sale and issuance of such Common Stock shall be legally permitted by all laws and regulations to which the Company is subject.

(d)	No Material Outside Event. No Material Outside Event shall have occurred and be continuing.
(e)

Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior the applicable Condition Satisfaction Date.

(f)

No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits any of the transactions contemplated by this Agreement.

(g)

No Suspension of Trading in or Delisting of Common Stock. The Common Stock is quoted for trading on the Principal Market and all of the Shares issuable pursuant to such Advance Notice will be listed or quoted for trading on the Principal Market. The issuance of Common Stock with respect to the applicable Advance Notice will not violate the stockholder approval requirements of the Principal Market. The Common Stock shall not have ceased to be eligible for trading on the Principal Market and shall not have received any notice from the Principal Market that such eligibility is in any jeopardy during the 180-day period beginning from the Advance Notice Date.

(h)	The Common Stock is not “penny stock” as defined in rules promulgated by the SEC for purposes of 3(a)(51) of the Exchange Act.
(i)	DTC Authorization. The Company’s Common Stock shall be DTC authorized and participating in the DWAC/FAST systems.
(j)

Authorized. There shall be a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the Shares issuable pursuant to such Advance Notice.

(k)	Insolvency. The Company shall not have been declared bankrupt or insolvent and the Company shall not have participated or been threatened with participation in insolvency or bankruptcy proceedings.
(l)	Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.
(m)

Delivery of Commencement Irrevocable Transfer Agent Instructions. The Commencement Irrevocable Transfer Agent Instructions shall have been executed by the Company and delivered to and acknowledged in writing by the Company’s transfer agent, directing the Company’s transfer agent to issue to the Investor or its designated broker-dealer all of the Initial Commitment Shares, the Commitment Pre-Funded Warrant Shares and the Shares included in the initial Registration Statement as DWAC Shares in accordance with this Agreement.

(n)	Consecutive Advance Notices. Except with respect to the first Advance Notice, the Company shall have delivered all Shares relating to all prior Advances.

Article VIII.

[Reserved]

Article IX.

Choice of Law/Jurisdiction

Section 9.01Choice of Law. Except as otherwise expressly provided in any other Transaction Document, this Agreement, the other Transaction Documents and all claims, disputes, Proceedings, and matters related hereto or thereto or arising hereunder or thereunder or arising from or relating to the relationship among any of the parties hereto or thereto, are governed by, and shall be construed, interpreted and enforced exclusively in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware).

Section 9.02Choice of Forum. Any such Proceeding shall be brought exclusively in the Delaware state courts sitting in Wilmington, DE or the federal courts of the United States of America for the District of Delaware sitting in Wilmington, DE; provided, that the Investor may bring Proceedings in other jurisdictions to enforce any Transaction Document.

Article X. Termination

Section 10.01Termination.

(a)	Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month following the 36-month anniversary of the Effective Date, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Stock equal to the Commitment Amount.

(b)	This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.
(c)

The Company has the right to terminate this Agreement at any time, upon five Trading Days’ prior written notice to the Investor, provided that (i) there are no outstanding Advance Notices, the Common Stock under which have yet to be issued, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement.

(d)

Nothing in this Section 10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The provisions contained in Articles V, XI and XII shall survive termination hereunder.

Article XI. Notices

Other than with respect to Advance Notices, which must be in writing and will be deemed delivered on the day set forth in Section 2.01(b), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) five (5) calendar days after being sent by U.S. certified mail, return receipt requested, (iv) one (1) calendar day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit A hereof) shall be:

If to the Company to:	ReShape Lifesciences Inc. 18 Technology Dr., Suite 110 Irvine, California 92618
Attention: Paul Hickey
Email: phickey@reshapelifesci.com
With a copy to (which shall not constitute notice or delivery of process) to:	Brett Hanson Fox Rothschild LLP 33 South Sixth Street, Suite 3600 Minneapolis, MN 55402 Telephone: (612) 607-7330 Email: bhanson@foxrothschild.com

If to the Investor(s):	Legal Notices
Ascent Partners Fund LLC
19505 Biscayne Blvd., Suite 2350 Aventura, FL 33180
Email:legal@ascentpartersllc.com
With a copy (which shall not constitute notice or delivery of process) to:	David Danovitch, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas, 19th Floor New York, NY 10020
Telephone: (212) 660-3000
Email: ddanovitch@sullivanlaw.com

or at such other address and/or e-mail and/or to the attention of such other person as the recipient party has specified by written notice given to each other party prior to the effectiveness of such change by means provided in this Article XI. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, and recipient email address or (iii) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Article XII. Miscellaneous

Section 12.01Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes of this Agreement.

Section 12.02Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

Section 12.03Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.04Structuring Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except as otherwise set forth in this Agreement. The Company shall pay, on or prior to date hereof, by wire transfer of immediately available funds to an account designated by the Investor on or prior to the date of this Agreement, an aggregate amount up to $25,000 (which includes $7,500 previously paid to the Investor as an initial deposit) as reimbursement for the Investor’s out-of-pocket expenses (including the Investor’s legal fees and expenses) in connection with the transactions contemplated by the Transaction Documents.

Section 12.05Commitment Fee.  On the date hereof, the Company will issue to the Investor, as a commitment fee, (a) 17,300 shares of Common Stock (the “Initial Commitment Shares”), and (b) pre-funded warrants (in the form of Exhibit D attached hereto) to purchase up to an aggregate of 21,015 shares of Common Stock (the “Commitment Pre-Funded Warrant Shares,” and together with the Initial Commitment Shares, the “Commitment Shares”). The Investor agrees, with respect to the Company’s stockholder meeting to approve the Merger and any other proposals and with respect to up to 25,283 shares of Common Stock (or such greater number of shares not to exceed 4.99% of the outstanding voting power or number of shares of Common Stock as of the record date for such meeting) only, to (a) appear for purposes of constituting a quorum at such meeting of the stockholders of the Company called to seek approval of the transactions contemplated in the Merger Agreement and the other transaction proposals, (b) vote in favor of the transactions contemplated by the Merger Agreement and other transaction proposals recommended by the Company’s board of directors, (c) vote against any proposals that would materially impede the transactions contemplated by the Merger Agreement or any other transaction proposal, and (d) not sell or transfer any such shares of Common Stock prior to the record date of such stockholder meeting.

Section 12.06Fully Earned.The Initial Commitment Shares, the Commitment Pre-Funded Warrants and the Commitment Pre-Funded Warrant Shares shall be deemed fully earned as of the date hereof.

Section 12.07Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:

RESHAPE LIFESCIENCES INC.

By:
Name: Paul F. Hickey
Title: President and Chief Executive Officer

INVESTOR:

ASCENT PARTNERS FUND LLC

By:
Name: Mikhail Gurevich
Title: Authorized Signatory

SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT

EXHIBIT A

ADVANCE NOTICE

[ ]1

Dated:	Advance Notice Number:

The undersigned, _______________________, hereby certifies, with respect to the sale of Common Stock of [_____________]2 (the “Company”) issuable in connection with this Advance Notice, delivered pursuant to that certain EQUITY LINE OF CREDIT PURCHASE AGREEMENT, dated as of [____________] (the “Agreement”), as follows (with capitalized terms used herein without definition having the same meanings as given to them in the Agreement):

1.The undersigned is the duly elected ______________ of the Company.

2.There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.

3. The Company has performed in all material respects all covenants and agreements to be performed by the Company contained in the Agreement on or prior to the Advance Notice Date. All conditions to the delivery of this Advance Notice are satisfied as of the date hereof.

4.The number of Advance Shares the Company is requesting is _____________________.

5.The VWAP of the Common Stock on the Advance Notice Date is ______________.

6. The cost basis for the Advance Shares the Company is requesting is _______________.

7. The number of shares of Common Stock of the Company outstanding as of the date hereof is ___________.

8.	The number of shares of Common Stock of the Company outstanding as of the Effective Date is ___________.
9.	(If applicable): The Exchange Cap is ___________ shares of Common Stock.
10.	The Principal Market Limit Price is _______.

The undersigned has executed this Advance Notice as of the date first set forth above.

[1]	Insert Co Name
[2]	Insert

Please deliver this Advance Notice by email to:
Email:
Attention:
Confirmation Telephone Number:

[__________________][3]

By:

[3]	Insert

EXHIBIT B

Payment Adjustment

FORM OF SETTLEMENT DOCUMENT

VIA EMAIL

[_______________]

Attn:

Email:

Below please find the settlement information with respect to the Payment Adjustment:
a.	Payment Adjustment Period:	Start Date: _____________ End Date: _____________
b.	Payment Adjustment: (93% of lowest daily VWAP in the next 4 trading days)
c.	Purchase Price
d.	Purchase Price vs. Payment Adjustment (If Payment Adjustment is lower use that number and advance to Step e.)
e.	Shares Due (dollar amount paid to company / Purchase Price)
f.	Number of Shares Advanced to Company
g.	Payment Adjust Shares Due (Box e - Box f)

Please issue the number of Payment Adjust Shares due to the Investor to the account of the Investor as follows:

DTC #:

AGENT ID#:

INSTITUTIONAL ID#:

ACCOUNT NAME:

ACCOUNT #:

Sincerely,

Agreed and approved.

By [______________]:

Name:

EXHIBIT C

Form of Lock-up Agreement

(attached)

EXHIBIT D

Form of Pre-Funded Warrant

(attached)